Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of HealthCor Catalio Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated December 9, 2020, except for the second paragraph of Note 8, as to which the date is January 19, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of HealthCor Catalio Acquisition Corp. as of November 24, 2020 and for the period from November 18, 2020 (inception) through November 24, 2020, which report appears in the Prospectus on Amendment No. 2 to Form S-1, which is part of the Registration Statement of HealthCor Catalio Acquisition Corp. (File No. 333-252002).

/s/ Marcum llp

Marcum llp

New York, NY

January 26, 2021